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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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Bristow Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRISTOW GROUP INC.
2000 W. SAM HOUSTON PKWY. S., SUITE 1700
HOUSTON, TEXAS 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
       The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Houston Marriot Westchase Hotel, Houston, Texas on August 3, 2006, at 10:00 a.m. for the following purposes:

1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified;

2. To consider and act upon a proposal to approve and ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007; and

3. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.
      The Board of Directors has fixed the close of business on June 26, 2006, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
      STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET BY USING INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary
Houston, Texas
July 7, 2006

I.      GENERAL INFORMATION
Why did I receive this Proxy Statement?
      The Board of Directors of Bristow Group Inc. (the “Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 3, 2006, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. We are mailing this proxy statement and the enclosed proxy card to stockholders on approximately July 7, 2006. All proxies in the enclosed form that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.
What will the stockholders vote on at the Annual Meeting?
      The stockholders will vote on the following:

•	election of directors; and

•	approval and ratification of the Company’s independent auditors.
Who is the new director proposed for election at this year’s Annual Meeting?
      Mr. Charles F. Bolden, Jr. is being proposed by the Board for the first time for election by the stockholders as director. Mr. Bolden has been nominated by the Board to succeed Mr. Kenneth M. Jones as a director of the Company. Messrs. Jones and Jungels are expected to resign as director effective August 3, 2006.
Will there be any other items of business on the agenda?
      We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
      Stockholders as of the close of business on June 26, 2006 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date we had 23,404,476 shares of common stock outstanding.
How many votes are required for the approval of each item?
      The nominees for director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.
      The approval of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2007 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.
What are “Broker Nonvotes”?
      If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For some proposals, such as election of directors and the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes on particular matters considered at the Annual Meeting.
How do I vote by proxy?
      If you are a stockholder of record, you may vote your proxy by marking your enclosed proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card.
      You have the right to revoke your proxy at any time before the meeting by notifying our Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.
How do I vote in person?
      If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.
How do I submit a stockholder proposal or nominate a director for the 2007 Annual Meeting?
      If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by March 9, 2007. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must also give us written notice not earlier than the close of business on the 90th day prior to and not later than the close of business on the 60th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available to stockholders free of charge upon request to our Secretary.

II.      CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to the Company’s Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.
Director Independence
      Our Corporate Governance Guidelines require that a majority of the Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances the Board considers relevant.
      To assist it in determining the independence of our directors, the Board has adopted certain categorical standards, a copy of which is attached hereto as Appendix A. Our categorical standards are consistent with the standards set forth in the NYSE listing standards.
      The Board has reviewed business and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. Based on that review, our Board has determined that Messrs. Knudson, Cannon, Amonett, Flick, Tamblyn, Waldrup are independent and that, if elected, Mr. Bolden would be independent.
Term of Office; Mandatory Retirement
      All of our directors stand for election at each Annual Meeting.
      Under our Corporate Governance Guidelines:

•	directors will resign from the Board effective at the Annual Meeting of Stockholders following their seventy-second birthday, unless two-thirds of the members of the Board (with no independent director dissenting) determine otherwise;

•	employee directors will resign from the Board when they retire, resign or otherwise cease to be employed by the Company; and

•	a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from the Board. The Corporate Governance and Nominating Committee of the Board will assess the situation and recommend to the full Board whether to accept the resignation.
Executive Sessions
      The Company’s Corporate Governance Guidelines provide that, at least twice a year, at regularly scheduled meetings, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors meet separately at least once a year. Normally, the Chairman of the Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of the Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting. In either case, the Lead Director of any such meeting will be, in rotation, the then-Chairman of one of the committees of the Board of Directors required to be composed solely of independent directors, in the following order: Audit, Compensation, and Corporate Governance and Nominating Committees.
      Stockholders and other interested parties who wish to communicate with the Lead Director of executive sessions or with the non-management directors as a group should send their correspondence to: Lead Director or Bristow Group Inc. Non-Management Directors, as the case may be, c/o Secretary, 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Secretary unopened to, as the case may be, the Chairman of the Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).
Code of Ethics and Business Conduct
      The Board has adopted a Code of Business Integrity for directors and employees (the “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code is posted on our website, www.bristowgroup.com, under the “Code of Integrity” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.
      The Corporate Governance Committee will review any issues under the Code involving an executive officer or director and will report its findings to the full Board. The Board does not envision that any waivers of the Code will be granted, but, should a waiver be granted for an executive officer or director, it will also be promptly disclosed on our website.
Director Selection
      The Board has adopted criteria for the selection of directors that describe the qualifications the Corporate Governance and Nominating Committee looks for in director candidates. The current criteria are included in the Corporate Governance Guidelines which are posted on our website.
      The Corporate Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042. It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by its employees, directors, stockholders, and others, including search firms.
      After careful consideration of a number of director candidates identified by members of the Board, the Corporate Governance and Nominating Committee recommended, and the full Board agreed, that Mr. Charles Bolden, be nominated by the board to stand for election by the stockholders to fill the seat vacated by the resignation of Mr. Pierre Jungels. Mr. Bolden was identified by Mr. Knudson, a long-term acquaintance of Mr. Bolden, as a potential nominee to the Board based on his prior military service and service on another board of directors. The Corporate Governance and Nominating Committee recommends Mr. Bolden for election by the stockholders to the Board of Directors.
      The Corporate Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.
      If a stockholder wishes to recommend a director for nomination, he or she should follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Corporate Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.

      Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Corporate Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 60th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 90 days prior to the Annual Meeting and not later than the later of 60 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to the Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•	Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.
      We did not receive any nominations for director from stockholders for our 2006 Annual Meeting.
Director Compensation
      During the fiscal year ended March 31, 2006, each non-employee member of the Board of Directors (other than Mr. Jones, whose compensation is discussed below) received $7,500 per quarter and $1,500 for each meeting attended, including committee meetings. The Audit Committee chairman received $5,000 for each committee meeting chaired. Each other committee chairman (other than Mr. Jones) received $2,500 (in lieu of the $1,500 per meeting fee) for each committee meeting chaired. In addition, pursuant to the 2003 Nonqualified Stock Option Plan for Non-employee Directors (the “2003 Plan”), on February 6, 2006 each Non-employee Director (as defined in the plan) received options to purchase 5,000 shares of the Company’s common stock, at an exercise price equal to its then fair market value.
      For fiscal year 2007, the Board of Directors has approved a 10% increase in cash compensation paid to Directors. As a result, each non-employee member of the Board of Directors will receive $8,250 per quarter and $1,650 for each meeting attended, including committee meetings. The Audit Committee Chairman will receive $5,500 for each committee meeting chaired. Each other committee chairman will receive $2,750 (in lieu of the $1,650 per meeting fee) for each committee meeting chaired.
      The 2003 Plan provides for the granting to directors who are not employees of the Company (the “Non-employee Directors”) of nonqualified options to purchase Common Stock. The 2003 Plan is administered by the Compensation Committee of the Board of Directors. A total of 250,00 shares of Common Stock have been reserved for issuance upon the exercise of options under the 2003 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company’s capital stock.
      As of the date of the Company’s Annual Meeting of Stockholders in each year that the 2003 Plan is in effect beginning with the Annual Meeting held on September 15, 2003, each Non-employee Director who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an award to purchase 5,000 shares of Common Stock. However, no such options shall be granted to any Non-employee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.
      The option price per share for each option granted under the 2003 Plan is the fair market value of the Common Stock on the date of grant. Under the 2003 Plan, options are not exercisable until six months after the date of the grant. The 2003 Plan terminates on, and no options shall be issued after, the date of the Annual Meeting of stockholders in 2012 and any options outstanding on that date will remain outstanding until they have either expired or been exercised.
      Effective October 1, 2001, Mr. Jones ceased receiving quarterly and per meeting director fees. Instead, his director’s fees were set at $12,000 per month. As we anticipate that Mr. Jones will resign from the Board of Directors effective August 2006, his monthly fees will cease at that time. On February 11, 2002, Mr. Jones received options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant with an expiration date of February 11, 2012, and subsequently elected to forego the September 16, 2002 annual grant under the 1991 Nonqualified Stock Option Plan for Non-employee Directors (the “1991 Plan”). We anticipate that upon Mr. Jones’ retirement the method for compensating the Chairman of the Board will be reconsidered by the Board.
Director Attendance
      The Board of Directors held 14 meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.
      It is our policy that each director of the Company is expected to be present at each Annual Meeting of Stockholders, absent circumstances that prevent attendance. We facilitate director attendance at the Annual Meetings of Stockholders by scheduling such meetings in conjunction with regular meetings of directors. All of our directors attended last year’s Annual Meeting.
Communication with Directors
      The Board of Directors maintains a process for stockholders and interested parties to communicate directly with the Board. Stockholders and other interested parties may write to the Board, as more fully described in our Company Policy for Communications with the Board of Directors posted on our website, www.bristowgroup.com, under the caption “Governance”.

III.      ELECTION OF DIRECTORS
       For fiscal year 2006, the Board of Directors has fixed the number of directors at eleven. However, for fiscal year 2007, the number of directors will be ten. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.
      Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 5.6% of our Common Stock as of the Record Date have indicated that they intend to vote for the election of all nominees hereinafter named. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as the Board may nominate or, if the Board does not so nominate such other person, will not vote for anyone to replace the nominee. Our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.
      The nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. Abstentions, instructions to withhold authority to vote for one or more of the nominees and broker non-votes will result in those nominees receiving fewer votes, but will not be counted as a vote AGAINST the nominee.
      The Board of Directors recommends that stockholders vote FOR the election to the Board of each of the nominees named below.
Information Concerning Nominees
      Our present Board of Directors proposes for election the following ten nominees for director. Except for Mr. Bolden, each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on February 6, 2006. Mr. Bolden is standing for election for the first time.
      Thomas N. Amonett, age 62, and resident of Houston, Texas, joined our Board at our last annual meeting. Mr. Amonett has served as President, Chief Executive Officer and a director of Champion Technologies, Inc. since 1999. Champion Technologies, Inc. is an international provider of specialty chemicals and related services primarily to the oilfield production sector. Mr. Amonett serves as Chairman of the Board of TODCO, where he serves on the Corporate Governance and Executive Compensation Committees, and a director of Reunion Industries, Inc., where he serves on the Compensation and Audit Committees. Mr. Amonett served as director of Stelmar Shipping Ltd. from 2002 to January 2005 and served on the Audit Committee during his tenure, serving as chairman of the Audit Committee from 2003 to 2005.
      Charles F. Bolden, Jr., age 59, and a resident of Houston, Texas, has been nominated for election to our Board at the Annual Meeting. Mr. Bolden was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving more than 30 years. Following his retirement from military service, Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He was Senior Vice President at TechTrans International, Inc. from April 2003 until January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm. He is also a director of GenCorp Inc., Palmetto GBA and Marathon Oil Corporation.

      Peter N. Buckley(1), age 63, and a resident of London, England, currently serves as the Chairman of Caledonia Investments plc (a U.K. listed investment trust company). Mr. Buckley joined our Board in 1997 in connection with our investment in Bristow Aviation Holdings Limited. Mr. Buckley serves as Chairman of the Cayzer Trust Company Ltd. He also serves as a director of Kerzner International, Ltd., whose shares trade on the New York Stock Exchange, and as a director of Close Brothers Group plc. He has served as a member of our Executive Committee since 2000.
      Stephen J. Cannon, age 52, and a resident of Southlake, Texas. Mr. Cannon joined our Board in 2002. He is currently the President and Chief Executive Officer of DynCorp International LLC, a technology company with annual revenues in excess of $2 billion. From 1997 to 2000 he was Senior Vice President of DynCorp International, and from 2000 to February 2005 he was President of DynCorp. Mr. Cannon has worked at DynCorp for approximately 25 years and served in a variety of other capacities, including General Manager of its technical service subsidiary and Vice President of its aerospace technology subsidiary. He has served as a member of our Audit Committee since 2002 and our Corporate Governance and Nominating Committee since 2004.
      Jonathan H. Cartwright(1), age 52, and a resident of London, England, where he is the Finance Director of Caledonia Investments plc. He, too, joined our board in 1997 in conjunction with our investment in Bristow Aviation Holdings Limited. Mr. Cartwright joined Caledonia in 1989 and has served as its Financial Director since 1991. From 1984 until 1989, Mr. Cartwright held a variety of positions at Hanson PLC, including Group Financial Controller and director of various subsidiaries. From 1983 to 1984, Mr. Cartwright served as Finance Director of Transworld Petroleum (U.K.) Limited. From 1980 to 1983, he served as Group Controller of Shelton (GB) Limited, a subsidiary of the American Cyanamid Group. From 1975 to 1980, Mr. Cartwright was a Chartered Accountant with Peat Marwick, a predecessor of KPMG.
      William E. Chiles, age 57, and a resident of Houston, Texas, became the President and Chief Executive Officer of our Company effective July 15, 2004. Mr. Chiles was elected Chief Financial Officer upon Mr. Brian Voegele’s resignation in December 2005 and served in that capacity until Mr. Elders was elected to the position in February 2006. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of Basic Energy Services, L.P., a contractor for land based oil and gas services. He has served as a member of our Executive Committee since 2004.
      Michael A. Flick, age 58, and a resident of New Orleans, Louisiana, joined our Board at our last annual meeting. Mr. Flick began his career in commercial banking in 1970 at First National Bank, which subsequently became a wholly owned subsidiary of First Commerce Corporation, whose shares were traded on the NASDAQ. Mr. Flick held a variety of positions at First Commerce Corporation, including Chief Financial Officer and Chief Credit Policy Officer, and retired in 1998 as the Executive Vice President and

(1)	Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited (“CIS”), were designated by CIS and elected to our Board of Directors in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of our Board of Directors and to replace any directors so nominated. On December 4, 2002, CIS transferred its rights and obligations under the Master Agreement to Caledonia Investments plc. For a further discussion of this transfer, see “Other Matters”.

Chief Administrative Officer. He serves as a director and member of the Audit Committee of Community Coffee Company, a privately held company. He also serves as a director of the University of New Orleans Foundation and chairman of its Audit Committee.
      Thomas C. Knudson, age 60, and a resident of Houston, Texas. Mr. Knudson joined our Board in June 2004. Following seven years of active duty as a U.S. Naval aviator and an aerospace engineer, he joined Conoco in 1975. His diverse corporate career included engineering, operations, business development and commercial assignments across a broad spectrum of ConocoPhillips businesses, including service as the Chairman of Conoco Europe Exploration and Production. He retired from ConocoPhillips on January 1, 2004 as Senior Vice President, Human Resources, Government Affairs and Communications. Mr. Knudson is also a director of NATCO Group, Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil and gas and a director of Williams Partners L.P., a provider of midstream natural gas processing and transportation services. Mr. Knudson has served on our Compensation Committee and Corporate Governance and Nominating Committee since 2004.
      Ken C. Tamblyn, age 63, and a resident of Folsom, Louisiana. Mr. Tamblyn joined our Board in 2002. He spent the first 20 years of his business career as a certified public accountant with Peat Marwick, a predecessor of KPMG LLP. In 1986 he joined Tidewater, Inc. as Executive Vice President and Chief Financial Officer. He served in that capacity until his retirement in August 2000. Mr. Tamblyn currently serves as a director of Gulf Island Fabrication, Inc. where he serves on the Audit Committee. Mr. Tamblyn has served on our Audit Committee since 2002.
      Robert W. Waldrup, age 62, and a resident of Kingwood, Texas. Mr. Waldrup joined our Board in 2001. He is one of the founders of Newfield Exploration Company where he served as the Vice President of Operations and as a director from 1992 until his retirement in 2001. Mr. Waldrup currently serves as the director of a privately-held company, Marine Spill Response Corporation, which provides environmental clean up services and on whose compensation committee he serves. He has served on our Executive Committee since 2004 and has served on our Compensation Committee since 2001.

IV.      COMMITTEES OF THE BOARD OF DIRECTORS
       Our Board of Directors has the following committees, the membership of which as of the Record Date, was as set forth below. Each committee acts in accordance with its charter. The charters of our Executive, Audit, Compensation and Corporate Governance and Nominating Committees are posted on our website, www.bristowgroup.com, under the “Governance” caption and are available free of charge on request to our Secretary at 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042.

Number of Meetings
Name of Committee and Members	in Fiscal 2006

EXECUTIVE	1
Kenneth M. Jones Peter N. Buckley William E. Chiles Robert W. Waldrup
AUDIT(1)	11
Ken C. Tamblyn Thomas N. Amonett Stephen J. Cannon Michael A. Flick
COMPENSATION(1)	5
Robert W. Waldrup Pierre H. Jungels, CBE Thomas C. Knudson
CORPORATE GOVERNANCE AND NOMINATING(1)(2)	1
Thomas C. Knudson Stephen J. Cannon Pierre H. Jungels, CBE
CORPORATE GOVERNANCE(1)(2)	4
Thomas C. Knudson Stephen J. Cannon Pierre H. Jungels, CBE
NOMINATING(1)(2)	None
Thomas C. Knudson Stephen J. Cannon Pierre H. Jungels, CBE

(1)	As of June 8, 2006, all members of the Audit, Compensation and Corporate Governance and Nominating Committees were independent as defined in the applicable NYSE rules.

(2)	The Corporate Governance Committee and the Nominating Committees were combined on February 6, 2006.

V.      EXECUTIVE OFFICERS OF THE REGISTRANT
       Under our by-laws, our Board of Directors elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At March 31, 2006, our executive officers were as follows, except for Mr. Stafford who joined the Company in May 2006:

Name	Age	Position Held with Registrant

William E. Chiles	57	President, Chief Executive Officer and Director
Perry L. Elders	44	Executive Vice President and Chief Financial Officer
Richard D. Burman	53	Senior Vice President, Eastern Hemisphere
Michael R. Suldo	60	Senior Vice President, Western Hemisphere
Bill D. Donaldson	66	Senior Vice President, Production Management
Mark B. Duncan	44	Senior Vice President, Global Business Development
Joseph A. Baj	48	Vice President and Treasurer
Elizabeth D. Brumley	48	Vice President, Chief Accounting Officer and Controller
Randall A. Stafford	50	Vice President and General Counsel, Corporate Secretary
      Mr. Chiles joined us in July 2004 as Chief Executive Officer and President. Mr. Chiles was elected Chief Financial Officer upon Mr. Voegele’s resignation from the Company and served in that capacity until Mr. Elders was elected to the position in February 2006. Mr. Chiles has been a member of our Board since 2004. Prior to his employment by the Company, Mr. Chiles was employed by Grey Wolf, Inc., an onshore oil and gas drilling company traded on the American Stock Exchange, from March 2003 until June 21, 2004 as Executive Vice President and Chief Operating Officer. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated, an offshore oil and gas drilling company listed on the New York Stock Exchange, from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore, Inc. Mr. Chiles serves as a director of Basic Energy Services, L.P., a contractor for land based oil and gas services. He has served as a member of our Executive Committee since 2004.
      Mr. Elders joined us in February 2006 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Elders was a Director with Sirius Solutions, L.L.P. from June 2005 to February 2006, during which time Mr. Elders was Senior Financial Advisor to the Company from November 2005 to February 2006 under a consulting arrangement with Sirius Solutions. From August 2004 to May 2005, Mr. Elders was with Vetco International Limited, a global oilfield equipment manufacturer and construction company, initially as a consultant and then as Vice President Finance and Chief Accounting Officer. From July 2002 to September 2003, Mr. Elders was a partner in the Houston audit practice of PricewaterhouseCoopers LLP. From September 1983 to June 2002, Mr. Elders was employed with the Houston audit practice of Arthur Andersen LLP, including as a partner for the last seven years and concluding as head of the energy service practice in the Houston, New Orleans, Austin and San Antonio markets. Mr. Elders is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.
      Mr. Burman joined us in 2004 as Senior Vice President, Eastern Hemisphere. He also serves as Managing Director of Bristow Helicopters Ltd.. Prior to joining us, Mr. Burman held various positions within the Baker Hughes group of companies, most recently Region General Manager, Mediterranean and Africa for Baker Hughes INTEQ.
      Mr. Suldo joined us in 2002 as Assistant General Manager of Air Logistics and was elected General Manager in 2003. In June 2005, Mr. Suldo was promoted to Senior Vice President, Western Hemisphere and President of Air Logistics, L.L.C. Prior to joining us, Mr. Suldo was employed at Petroleum Helicopters Inc.

from July 1988 until March 2002 in Gulf of Mexico operations in various managerial positions. Before 1988, Mr. Suldo developed a 20 year career in the US Navy, from which he retired as a Commander.
      Mr. Donaldson joined us in 1995 as Vice President, Marketing of Grasso Production Management, Inc. (“GPM”) Mr. Donaldson was appointed President of GPM in 1996, Executive Vice President, Production Management in 2004, and Senior Vice President in 2005, and currently serves as President of GPM and Senior Vice President. Mr. Donaldson has 40 years experience in the offshore oil service business in the Gulf of Mexico. Prior to joining us, Mr. Donaldson held the positions of President of Savage Drilling, Inc. and Vice President, Operations for Tidewater, Inc.
      Mr. Duncan joined us in January 2005 as Vice President, Global Business Development and was promoted to Senior Vice President, Global Business Development effective January 1, 2006. Prior to joining the Company, Mr. Duncan worked at ABB Lummus Global Inc. from 2002 to 2005. At ABB, Mr. Duncan served as Commercial Director in the Deepwater Floating Production Systems division, based in Houston, Texas. From 1985 to 2002, Mr. Duncan worked for the Halliburton/ Brown Root Group, mostly in the subsea sector where he filled various positions working in the North Sea, Brazil and several other International areas, ultimately holding the position of Senior Global Vice President Commercial for the Subsea7 entity.
      Mr. Baj joined us in July 2005 as Assistant Treasurer. In November 2005, Mr. Baj was elected Vice President, Treasurer and Secretary upon Mr. Voegele’s resignation from these positions. In May 2006, Mr. Baj resigned his position as Secretary upon Mr. Stafford joining the Company. Prior to joining the Company, Mr. Baj was a treasury consultant from 2004 to 2005. Prior to 2004, Mr. Baj was Assistant Treasurer with Transocean Inc. from 1997 to 2003, held various treasury and investor relations positions with Sterling Chemicals, Inc. from 1987 to 1997, and worked in the treasury group of Anderson, Clayton and Co. from 1983 to 1987.
      Ms. Brumley joined us and was elected Controller in November 2005. Ms. Brumley was subsequently elected Vice President and Chief Accounting Officer and Controller of the Company in December 2005. Before joining the Company, Ms. Brumley was the Vice President and Controller of Noble Drilling Services, Inc., a drilling company, from March 2005 to September 2005. From 1996 to March 2005, she served with MAXXAM Inc., a forest products, real estate investment and development, and racing company, where she served as Controller beginning in January 1999 and ultimately becoming Vice President and Controller in December 2003. She has also worked for GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), an offshore marine services company, serving as Controller from 1990 until 1996. A Certified Public Accountant, Ms. Brumley was a senior auditor with Arthur Andersen LLP prior to joining GulfMark in 1987.
      Mr. Stafford joined us in May 2006 as Vice President and General Counsel, Corporate Secretary. Prior to joining the Company, Mr. Stafford was Vice President, General Counsel and Corporate Secretary of TODCO from January 2003 to May 2006. From January 2001 until January 2003, Mr. Stafford served as Associate General Counsel of Transocean Inc. From January 2000 until January 2001, Mr. Stafford served as Counsel to R&B Falcon prior to its acquisition by Transocean Inc. From January 1990 until January 2000, Mr. Stafford was employed as Associate General Counsel of Pool Energy Services Company, an international oil and gas drilling and well servicing company that was acquired by Nabors Industries in November 1999.

VI.      SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Holdings of Principal Stockholders
      The following table shows, as of the Record Date, certain information with respect to beneficial ownership of our Common Stock by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

	Amount
	Beneficially		Title of	Percent of
Name and Address of Beneficial Owner	Owned		Class	Class(1)

Caledonia Investments plc	1,300,000	(2)	Common	5.6%
Cayzer House, 30 Buckingham Gate
London, England SW1 E6NN
FMR Corp.	2,330,700	(3)	Common	10.0%
82 Devonshire Street
Boston, MA 02109
Dimensional Fund Advisors, Inc.	1,990,686	(4)	Common	8.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Neuberger Berman, Inc.	1,610,207	(5)	Common	6.9%
605 Third Avenue
New York, NY 10158
Franklin Resources, Inc.	1,231,175	(6)	Common	5.3%
One Parker Plaza, 9th Floor
Fort Lee, NJ 07024

(1)	Percentage of the Common Stock of the Company outstanding as of the Record Date.

(2)	According to a Schedule 13D/ A filed on July 29, 2003, with the Securities and Exchange Commission by (i) Caledonia Investments plc (“Caledonia”) as the direct beneficial owner of 1,300,000 of such shares of Common Stock; and (ii) The Cayzer Trust Company Limited (“Cayzer Trust”) as an indirect beneficial owner given its direct holdings of the securities of Caledonia. Caledonia and Cayzer Trust have shared voting and dispositive power over the 1,300,000 shares of Common Stock.

(3)	According to Schedule 13G/ A filed on February 14, 2006 with the Securities and Exchange Commission, FMR Corp. has sole voting power with respect to none of such shares of Common Stock, sole dispositive power with respect to 2,330,700 of such shares of Common Stock, and beneficially owns 2,330,700 of such shares of Common Stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,330,700 shares or 10.0% of the Common Stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,330,700 shares or 10.0% of the Common Stock outstanding. FMR Corp., through its ultimate control of the investment company has sole power to dispose of the 2,330,700 shares owned by the investment company. FMR Corp. does not have the sole power to vote or direct the voting of the shares owned directly by the investment company, which power resides with the fund’s Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the fund’s Boards of Trustees.

(4)	According to a Schedule 13G/ A filed on February 6, 2006 with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. has sole voting and dispositive power with respect to and beneficially owns all such shares of Common Stock.

(5)	According to a Schedule 13G/ A filed on February 14, 2006 with the Securities and Exchange Commission, Neuberger Berman, Inc. has sole voting power with respect to 104,140 of such shares of Common Stock shared voting power with respect to 895,597 shares of Common Stock, shared dispositive power with respect to 1,610,207 of such shares of Common Stock, and beneficially owns 1,610,207 of such shares of Common Stock.

(6)	According to a Schedule 13G filed on February 7, 2006 with the Securities and Exchange Commission, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Franklin Advisory Services, LLC, has sole voting power with respect to 1,213,700 shares of Common Stock and sole dispositive power with respect to 1,215,200 shares of Common Stock. Fiduciary Trust Company International has sole voting and dispositive power with respect to 15,975 shares of Common Stock.

Holdings of Directors, Nominees and Executive Officers
      The following table shows, as of the Record Date, certain information with respect to beneficial ownership of our Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 16 of this proxy statement, and (iii) all of our directors, nominees and executive officers as a group:

	Amount
	Beneficially		Title of	Percent of
Name of Beneficial Owner	Owned(1)		Class	Class(2)

Thomas N. Amonett	5,000		Common	*
Charles F. Bolden	—		Common	*
Peter N. Buckley	1,327,000	(3)	Common	5.4%
Richard D. Burman	8,000		Common	*
Stephen J. Cannon	10,000		Common	*
Jonathan H. Cartwright	1,327,000	(3)	Common	5.4%
William E. Chiles	50,000		Common	*
Bill D. Donaldson	38,667		Common	*
Mark B. Duncan	4,000		Common	*
Perry L. Elders	—		Common	*
Michael A. Flick	6,000		Common	*
Kenneth M. Jones	55,600		Common	*
Pierre H. Jungels	17,000		Common	*
Thomas C. Knudson	10,000		Common	*
Michael R. Suldo	20,916		Common	*
Ken C. Tamblyn	18,000		Common	*
Robert W. Waldrup	34,000		Common	*
All Directors, Nominees and Executive Officers as a Group (20 persons)(3)(4)	1,643,860		Common	6.9%

*	Less than 1%.

(1)	Based on information as of the Record Date supplied by directors, nominees and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after the Record Date the number of shares of Common Stock indicated after such director’s or executive officer’s name: Thomas N. Amonett — 5,000 shares; Peter N. Buckley — 27,000 shares; Richard Burman — 8,000 shares; Stephen J. Cannon — 10,000 shares; Jonathan H. Cartwright — 27,000 shares; William E. Chiles — 50,000 shares; Bill Donaldson — 38,667 shares; Mark B. Duncan — 4,000 shares; Michael A. Flick — 6,000 shares; Kenneth M. Jones — 53,000 shares; Pierre H. Jungels — 17,000 shares; Thomas C. Knudson — 10,000 shares; Michael R. Suldo — 20,899 shares; Ken C. Tamblyn — 17,000 shares; and Robert W. Waldrup — 19,000 shares. Our directors, nominees for director and executive officers, as a group, held options to purchase 323,965 shares of our Common Stock which may be acquired within 60 days after the Record Date. Also includes 295 shares of Common Stock which were vested at the Record Date, for the account of executive officers under the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”). Shares held in the 40l(k) Plan are voted by the trustee.

(2)	Percentages of our Common Stock outstanding as of the Record Date.

(3)	Because of the relationship of Messrs. Buckley and Cartwright to Caledonia, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the 1,300,000 shares of Common Stock owned by Caledonia (see “Holdings of Principal Stockholders”). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by Caledonia.

VII.      EXECUTIVE COMPENSATION
       The following table sets forth the aggregate cash and non-cash compensation paid by us and our subsidiaries for services rendered during the last three fiscal years to our Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers who were serving as such on March 31, 2006:
Summary Compensation Table

					Long-Term Compensation
					Awards(3)

		Annual Compensation				Securities
				Other Annual	Restricted	Underlying	All Other
	Fiscal Year	Salary	Bonus	Compensation	Stock	Options/	Compensation
Name & Principal Position	Ended	($)(6)	($)(1)(6)	($)(2)	Award(s) ($)	SARs (#)	($)(4)

William E. Chiles(5)	2006	$442,000	$341,686	$—	$610,910	20,000	$162,736
President and	2005	$301,042	$331,193	$—	$680,250	75,000	$39,339
Chief Executive Officer	2004	$—	$—	$—	$—	—	$—
Perry L. Elders(5)	2006	$41,282	$93,552	$—	$335,780	10,000	$1,238
Executive Vice	2005	$—	$—	$—	$—	—	$—
President and	2004	$—	$—	$—	$—	—	$—
Chief Financial Officer
Richard D. Burman(5)	2006	$248,063	$67,741	$—	$152,728	5,000	$31,008
Senior Vice President,	2005	$114,349	$55,267	$—	$—	24,000	$14,294
Eastern Hemisphere	2004	$—	$—	$—	$—	—	$—
Michael R. Suldo(5)	2006	$213,667	$82,283	$—	$262,630	8,700	$31,758
Senior Vice President	2005	$125,000	$38,407	$—	$—	10,000	$—
Western Hemisphere	2004	$110,000	$42,867	$—	$—	10,000	$—
Bill D. Donaldson(5)	2006	$195,000	$103,603	$—	$97,746	3,200	$25,168
Senior Vice President,	2005	$195,000	$119,851	$—	$—	24,000	$44,681
Production Management	2004	$188,000	$104,938	$—	$—	24,000	$42,780
Mark B. Duncan(5)	2006	$217,500	$103,353	$—	$152,728	5,000	$25,333
Senior Vice President	2005	$37,949	$15,429	$—	$—	12,000	$—
Global Business	2004	$—	$—	$—	$—	—	$—
Development

(1)	Cash bonuses are listed in the fiscal year earned but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the “1994 Plan”), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the “Restricted Stock Award(s)” column, although the restricted stock awards were not made until the following year.

(2)	The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 2006, 2005 and 2004.

(3)	Mr. Chiles was awarded 25,000 restricted stock units in fiscal 2005. We awarded no other restricted stock units for the 2006, 2005 or 2004 fiscal years. We awarded the following persons restricted stock units, in the following amounts, in fiscal 2006: William E. Chiles — 20,000; Perry L. Elders — 10,000; Richard Burman — 5,000; Michael R. Suldo — 8,700; Bill Donaldson — 3,200; and Mark B. Duncan — 5,000. 144,667 of the options granted to Messrs. Chiles, Donaldson and Suldo were awarded pursuant to the 1994 Plan. 31,900 of the options granted to Messrs. Chiles, Donaldson and Suldo were awarded pursuant to the 2004 Stock Incentive Plan (“2004 Plan”). All of the options granted to Messrs. Elders, Burman and Duncan were awarded pursuant to the 2004 Plan.

(4)	The stated amounts for Messrs. Chiles, Donaldson and Suldo consist of our contributions made pursuant to our Employee Savings and Retirement Plan (the “401(k) Plan”), 20% of which was vested with respect to Mr. Chiles, 100% of which was vested with respect to Mr. Donaldson and 60% of which was vested with respect to Mr. Suldo, our contributions made pursuant to the Deferred Compensation Plan (defined below) and the cost to us for premiums on life insurance policies that we maintained for certain key employees. During fiscal year 2006, our contributions made pursuant to the Deferred Compensation Plan were $141,189, $24,889 and $12,074 for Messrs. Chiles, Suldo and Duncan, respectively, our expense for the life insurance premiums were $8,820, $870 and $1,360 for Messrs. Chiles, Duncan and Suldo, respectively, and our contributions to the 401(k) Plan were $12,727, $7,475, $12,388, $1,238 and $5,510 for Messrs. Chiles, Donaldson, Duncan, Elders and Suldo, respectively. The stated amount for Mr. Donaldson consists of our contributions ($7,475) made pursuant to the Grasso 401(k) Plan, all of which are 100% vested and our contributions ($17,693) made pursuant to the Deferred Compensation Plan. The stated amount for Mr. Burman consists of our contributions made pursuant to Bristow Aviation’s defined contribution retirement plan.

(5)	For additional information regarding the compensation of these individuals, see the section below entitled “Employment, Severance and Change-of-Control Arrangements”.

(6)	Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants can elect to defer a portion of their compensation for distribution at a later date. The Salary and Bonus columns include $97,501 and $59,926 deferred pursuant to the Deferred Compensation Plan during fiscal 2006 by Bill Donaldson. We have general contractual obligations to pay the deferred compensation upon the participants’ termination of employment for any reason, including but not limited to death, disability or retirement.
Option/ SAR Grants in Last Fiscal Year
      The following table shows, as to the named executive officers, information about option/ SAR grants during the 2006 fiscal year:

	Individual Grants

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise Price	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	($/Share)	Date	Present Value(2)

William E. Chiles	20,000	14.1%	$29.17	12/29/2015	$159,600
Perry L. Elders	10,000	7.0%	$30.25	2/16/2016	$83,900
Richard D. Burman	5,000	3.5%	$29.17	12/29/2015	$39,900
Michael R. Suldo	5,000	3.5%	$29.17	12/29/2015	$39,900
	3,700	2.6%	$31.50	6/1/2015	$30,969
Bill D. Donaldson	3,200	2.3%	$29.17	12/29/2015	$25,536
Mark B. Duncan	5,000	3.5%	$29.17	12/29/2015	$39,900

(1)	Each of these awards was made pursuant to the 2004 Plan, has a ten-year term, has an exercise price equal to the fair market value (as defined in the 2004 Plan) of the Common Stock on the grant date, and gives the Company the right to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of our Common Stock on the effective date of such purchase over the exercise price per share. These options will vest in annual installments of one-third each beginning on the first anniversary of the grant date. Options granted under the 2004 Plan may be exercised for cash and may also be paid for by delivering to us unrestricted Common Stock already owned by the optionee or by our withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 2004 Plan (the “2004 Plan Committee”). Options under the 2004 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a “Reload Option”). Reload Options are exercisable at a price equal to the fair market value of our Common Stock as of the date of the grant of the Reload Option. The options granted under the 2004 Plan also provide for certain adjustments following a “Change In Control” (as defined in the 2004 Plan). The options granted under the 2004 Plan also provide that, subject to certain conditions, the 2004 Plan Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have us withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to us previously owned shares of Common Stock.

(2)	The present value for these options was estimated at the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used to obtain the grant-date present value for the options granted:

	June 1, 2005	December 29, 2005	February 16, 2006

Risk free interest rate	3.95%	4.37%	4.59
Expected life (years)	4.1	4.1	4.1
Volatility	24.73%	24.73%	24.73%
Dividend yield	—	—	—
Aggregated Option/ SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/ SAR Values
      The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 2006 and the values of unexercised options as of March 31, 2006:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY End		Options/SARs at FY End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Chiles	—	—	25,000	70,000	$92,250	$219,100
Perry L. Elders	—	—	—	10,000	$—	$6,500
Richard D. Burman	—	—	8,000	21,000	$—	$8,650
Michael R. Suldo	—	—	12,999	18,701	$130,658	$95,093
Bill D. Donaldson	—	—	22,667	27,200	$228,725	$212,976
Mark B. Duncan	—	—	4,000	13,000	$4,320	$17,290

(1)	The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 2006, over the aggregate exercise price of the options.
Employment, Severance and Change-of-Control Arrangements
      Under the terms of the 1994 Plan and the 2004 Plan, if a “Change in Control” (as defined in each such Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable and any then outstanding shares of Restricted Stock, Restricted Stock Units, Deferred Stock or other stock based awards made pursuant to either plan become free of all restrictions, if any, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a Change in Control, unless the 1994 Plan Committee determines otherwise at the time of the award, the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the “Change in Control Price” (as defined in the 1994 Plan) and the option exercise price. Likewise, the 2004 Plan Committee may in its discretion make certain equitable adjustments following a change in control, including the cancellation of stock options granted under the 2004 Plan in exchange for a cash payment equal to the excess, if any, of the consideration being paid for each underlying share of Common Stock pursuant to the change in control transaction over the exercise price of the option.
      On June 6, 2006 the Company entered into an amended and restated employment agreement with William E. Chiles, the Company’s President and Chief Executive Officer. As amended and restated, Mr. Chiles’ employment agreement has a term of three years beginning on June 21, 2004 (the date of his original employment agreement), and, upon each anniversary, this term will be automatically extended by successive one-year periods unless either party thereto gives appropriate notice of nonrenewal. Under the agreement, Mr. Chiles serves as President and Chief Executive Officer of the Company and reports to the Board of Directors. Effective April 1, 2006, Mr. Chiles’ annual base salary is $486,200 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to 20% of Mr. Chiles’ annual salary and bonus to Mr. Chiles pursuant to the Deferred Compensation Plan. The Company will provide Mr. Chiles a ten-year term life insurance policy in the amount of $3 million payable to his designated beneficiaries. In addition, Mr. Chiles receives a car allowance of $1,500 per month. If Mr. Chiles’ employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Chiles’ employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Mr. Chiles’ Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, two times the sum of Mr. Chiles’ Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, non-employee solicitation, change-of-control and other provisions.
      Mr. Elders and the Company entered into an Employment Agreement, effective as of February 16, 2006. The agreement has an initial term of two years, and, beginning on February 16, 2008, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Elders serves as Executive Vice President and Chief Financial Officer of the Company and reports to the President and Chief Executive Officer of the Company. The Company will pay Mr. Elders a base salary of $350,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 150% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Elders’ annual salary and bonus to Mr. Elders pursuant to the Company’s Deferred Compensation Plan. Upon signing the agreement, Mr. Elders received options to purchase 10,000 shares of the Company’s common stock and 10,000 Performance Accelerated Restricted Stock Units. The Company will provide Mr. Elders with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, Mr. Elders receives a car allowance of $1,500 per month. If Mr. Elders’ employment is terminated by the Company without Cause or by him for “Good Reason” (as those terms are defined in Mr. Elders’ employment agreement) or under certain other circumstances specified in Mr. Elders’ employment agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions.
      On June 6, 2006 the Company entered into an amended and restated employment agreement with Mark B. Duncan, the Company’s Senior Vice President, Global Business Development. As amended and restated, Mr. Duncan’s employment agreement has an initial term of two years beginning on January 24, 2005 (the date of his original employment agreement), and, beginning on January 24, 2007, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, Mr. Duncan serves as Senior Vice President, Global Business Development of the Company and reports to the President and Chief Executive Officer of the Company. Effective April 1, 2006, Mr. Duncan’s annual base salary is $260,000 and he will be eligible for an annual cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Duncan’s annual salary and bonus to Mr. Duncan pursuant to the Company’s Deferred Compensation Plan. The Company will provide Mr. Duncan with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. In addition, Mr. Duncan receives a car allowance of

$1,500 per month. If Mr. Duncan’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, two and one half times the sum of Mr. Duncan’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined and (ii) if the termination occurs at any other time, one and one half times the sum of Mr. Duncan’s Annual Base Salary and Target Annual Bonus, as defined. The agreement also contains confidentiality, non-competition, employee non-solicitation, change-of-control and other provisions.
      Mr. Suldo and the Company entered into an Employment Agreement, effective as of June 1, 2005. The agreement initially has a term of two years, and, on May 31, 2007, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Suldo serves as Senior Vice President of the Company and reports to the President and Chief Executive Officer of the Company. The Company will pay Mr. Suldo a base salary of $215,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Suldo’s annual salary and bonus to Mr. Suldo pursuant to the Deferred Compensation Plan. Upon signing the agreement, Mr. Suldo received options to purchase 3,700 shares of our Common Stock with an exercise price equal to the Common Stock’s closing price on the date of the grant. In addition, he received 3,700 Performance Accelerated Restricted Stock Units, the material terms of which are described in the form of Restricted Stock Unit Award Agreement filed previously. The Company will provide Mr. Suldo a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Suldo’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Suldo’s employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. Mr. Suldo’s Employment Agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions. On March 8, 2006, Mr. Suldo’s employment agreement was amended to revise the definition of “Good Reason.”
Equity Compensation Plan Information

	(a)	(b)	(c)

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

Equity Compensation plans approved by security holders(1)	813,762	$24.90	928,485
Equity Compensation plans not approved by security holders	N/A	N/A	N/A

Total	813,762	$24.90	928,485

(1)	These figures include options outstanding under the 1991 Plan, the 1994 Plan, the 2003 Plan and the 2004 Plan. The amounts for the 1991 Plan alone are: column (a) 68,000, column (b) $15.85, column (c) 0. The amounts for the 1994 Plan alone are: column (a) 424,247, column (b) $22.23, column (c) 0. The amounts for the 2003 Plan alone are: column (a) 130,000, column (b) $29.59, column (c) 120,000. The amounts for the 2004 Plan alone are: column (a) 191,515, column (b) $30.84, column (c) 808,485.

VIII.      COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Introduction
      This Compensation Committee report summarizes the major responsibilities of the Committee, the compensation philosophy which underlies specific decisions regarding compensation, each component of the program, and the basis on which the compensation for the CEO, corporate officers, and subsidiary presidents, and other key employees was determined for the fiscal year ended March 31, 2006.
      During the fiscal year ended March 31, 2006, each member of the Committee satisfied the independence requirements of the New York Stock Exchange. Each member of the Committee also met the definitions of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986 (as amended). The Committee was comprised of Mr. Robert Waldrup (Chairman), Mr. Pierre Jungels, and Mr. Thomas Knudson. The Committee met five times during fiscal year 2006.
      The Company periodically undertakes a comprehensive review and evaluation of the total compensation program for corporate officers, subsidiary presidents, and other key employees. These evaluations, which are completed with the assistance of outside consultants retained by the Committee, evaluate the overall pay philosophy of the Company, the market competitiveness of key employee and director compensation, the design and structure of the annual and longer-term incentive plans, and the Committee’s level of compliance with compensation and governance provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and other regulatory proposed governance standards.
      Annually the Committee, with the assistance of its advisors, evaluates the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar oilfield services companies. The primary market comparisons include a peer company group of companies similar in size and industry segment, and the broad oilfield services industry, adjusted for size and job responsibilities. The peer group includes substantially all the companies used in the Relative Market Performance graph presented elsewhere in this Proxy Statement and is representative of the market in which the Company competes for executive talent. These data sources provide a consistent and stable market reference from year to year.
Compensation Philosophy
      The overall mission of Bristow Group Inc. is to enhance long-term stockholder value by being the best oilfield services company providing aviation transportation, production management and related services. Specifically the Company strives to have:

•	the highest level of customer satisfaction,

•	the highest emphasis on safety,

•	profitable operations, and

•	growth within defined markets.
      The compensation program for executives is designed to support and reinforce the mission of the Company and lead to the consistent enhancement of stockholder value.
      The program targets total compensation that is consistent with the market median when individual and organizational performance objectives are achieved and provides the opportunity to earn above average compensation when performance exceeds expectations. To achieve this objective the program has a significant “at-risk” component in the form of variable annual and long-term incentives. The program also seeks to balance “fixed” (salary and benefits) and “variable” (annual and long-term incentives).

      Variable incentives, both annual and longer-term, are important components of the program and are used to align actual pay levels with performance results. Long-term incentives are designed to create a strong emphasis on enhancing total stockholder value over the longer-term and align the interests of management with those of stockholders through share ownership. Annual incentives reward participants based on corporate, business unit and individual results. When annual and long-term results are above average, total compensation will be above average.
      The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain technical requirements. Based on these requirements, the Compensation Committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.
Program Components

Base Salary
      The base salary program targets the median of comparable industry competitors. The performance of each executive is reviewed annually. Salary adjustments are based on the individual’s experience and background, the general movement of salaries in the marketplace, and the Company’s financial position. Due to these factors, an executive’s base salary may be above or below the market median at any point in time. The base salaries of the corporate officers and key executives are generally consistent with the market median.

Annual Incentive Compensation
      The Committee administers the Executive Bonus Plan for key corporate and subsidiary managers. For fiscal year 2006, incentive awards were determined based on corporate, subsidiary and individual performance. Corporate and subsidiary performance measures were based on pre-determined financial performance goals to determine the incentive award for each factor. An individual award component was based on the performance evaluation or other individual objectives for each executive. For fiscal year 2006, all participants were also judged on the Company’s safety record, as well as individual performance, corporate earnings per share, corporate EBITDA, corporate return on capital, and profitability and revenue growth at the business unit level.

Long-Term Incentives
      The goal of the Company’s long-term incentive program is to link a significant portion of the executive’s compensation to the enhancement of stockholder value over the longer-term.
      The Company generally makes stock option awards on an annual basis, with corporate and subsidiary officers and key managers eligible for such awards. Option awards are made at fair market value, have a term of ten years, and vest over three years. During the fiscal year, the Company also granted performance restricted stock unit awards that vest over three years and are based on total shareholder return. The performance restricted stock units are intended to further align stockholder and executive interests.

Compensation of the Chief Executive Officer
      William E. Chiles has served as Chief Executive Officer since July 2004 pursuant to an Employment Agreement with the Company dated June 21, 2004. In his capacity as CEO, Mr. Chiles has been responsible for working with the Board to develop and execute the Company’s strategic business plan and oversee day-to-day operations of the Company. Mr. Chiles’ performance has been evaluated by the Chairman of the Board and the Committee.

      During fiscal year 2006, Mr. Chiles’ base salary was $442,000, and he had a target annual incentive compensation opportunity of 75% of base salary. The actual incentive award may vary from 0%-150% of base salary depending on the performance of the Company and Mr. Chiles’ individual contributions. For fiscal year 2006, Mr. Chiles received an incentive award of $341,686, which was approximately 77% of Mr. Chiles’ base salary received for the year. In determining to grant the maximum amount, the Committee focused on Mr. Chiles’ leadership skills during a difficult period for the Company. Seventy percent of the potential award was based on performance results of the Company and thirty percent on the formal appraisal of his performance in leading the organization. During the fiscal year Mr. Chiles also received an award of 20,000 non-qualified stock options, whose option price was the “fair market value” on the date of grant. Additionally, Mr. Chiles received 20,000 Performance Accelerated Restricted Stock Units. The annual incentive compensation, stock option awards and Restricted Stock Unit awards provide a significant “at-risk” component to Mr. Chiles’ total compensation opportunity and creates a strong “pay-performance” linkage.

Compensation Committee

Robert W. Waldrup, Chairman
Pierre H. Jungels, CBE
Thomas C. Knudson

IX.      AUDIT COMMITTEE REPORT
       The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission (the “SEC”), or subject to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
      The Audit Committee’s principal functions are to select each year a firm of independent auditors, to assist the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board of Directors, based on its discussions with the Company’s management and independent auditors, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the four members of the Audit Committee satisfy the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. The Board of Directors has determined that at least one member, Ken C. Tamblyn, is an audit committee financial expert as defined by the SEC. The Board of Directors has adopted a charter for the Audit Committee, a copy of which was attached to last year’s proxy statement as Appendix A and posted on our website, www.bristowgroup.com, under the “Governance” caption.
      In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2006, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence; and

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements is compatible with maintaining the independence of KPMG LLP.
      In February 2005, we voluntarily advised the staff of the United States Securities and Exchange Commission (the “SEC”) that the Audit Committee of our Board of Directors had engaged special outside counsel to undertake a review of certain payments made by two of our affiliated entities in a foreign country. The review of these payments, which initially focused on Foreign Corrupt Practices Act matters, was subsequently expanded to cover operations in other countries and other issues (the “Internal Review”). In connection with this review, special outside counsel to the Audit Committee retained forensic accountants.
      The SEC then notified us that it had initiated an informal inquiry and requested that we provide certain documents on a voluntary basis. The SEC thereafter advised us that the inquiry has become a formal investigation. We have responded to the SEC’s requests for documents and will continue to do so.
      The Internal Review is complete. All known required restatements were reflected in the financial statements included in our fiscal year 2005 Annual Report, and no further restatements were required in our fiscal year 2006 Annual Report. As a follow-up to matters identified during the course of the Internal Review, Special Counsel to the Audit Committee is completing certain work, and may be called upon to undertake additional work in the future to assist in responding to inquiries for the SEC, from other governmental authorities or customers, or as follow-up to the steps being performed by Special Counsel.
      Management’s assessment as of the prior fiscal year end (March 31, 2005) concluded that the Company did not maintain effective internal control over financial reporting because of material weaknesses in the control environment and lack of sufficient technical expertise to address or establish adequate policies and procedures associated with accounting matters and with the operation of certain complex tax structures. These weaknesses were identified during the Internal Review concluded in late calendar 2005 and previously reported in the fiscal 2005 Form 10-K.
      There has been substantial improvement in controls since these weaknesses were identified. However, at March 31, 2006 management’s assessment of controls concluded the prior control weaknesses had not been completely remediated and such remediation had not been completed in sufficient time to allow adequate testing for purposes of the March 31, 2006 assessment. Accordingly, management’s assessment of controls as of March 31, 2006 concluded that these material weaknesses continued to exist.
      For additional information concerning the material weaknesses in its control environment and the remedial measures taken by the Company to address these weaknesses, see the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, including Item 9a.
      Based on the review and discussions with the Company’s management and independent auditors, as set forth above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, as filed with the SEC.

Audit Committee

Ken C. Tamblyn, Chairman
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick

X.      RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
       KPMG LLP conducted the examination of the Company’s financial statements for the fiscal year ended March 31, 2006. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
      During the Company’s two most recent fiscal years, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.
Accounting Fees and Services
      Set forth below are the fees paid by the Company to KPMG LLP for the fiscal years indicated.

	2006	2005

Audit Fees	$1,400,857	$1,151,393
Audit-Related Fees	$734,859	$748,739
Tax Fees	$83,618	$32,990
All Other Fees	—	—
Description of Non-Audit Services
      Audit-Related Fees — audit-related fees for fiscal year 2006 related principally to services in connection with prior year restatements reflected in our annual report on Form 10-K for fiscal year 2005. All of the audit related fees for fiscal year 2005 were for forensic services.
      Tax Fees — tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.
Audit Committee Pre-Approval Policies and Procedures
      Our Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG LLP during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.
      Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non-audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.
      Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.
Approval and Ratification of Independent Public Accountant
      The Audit Committee of the Company’s Board of Directors has selected the firm of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007. Stockholder approval and ratification of this selection is not required by law or by the by-laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.
      The Board of Directors recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

XI.      STOCK PERFORMANCE GRAPH
       The following performance graph compares the yearly cumulative return on the Company’s Common Stock to the Standard & Poor’s 500 Stock Index (“S&P 500”) and a peer group index of companies selected by the Company, over a five fiscal year period ended on March 31, 2006. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark Offshore, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company’s Common Stock and each index to have been $100 at March 31, 2001.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BRISTOW GROUP INC., THE S&P 500 INDEX
AND A PEER GROUP
* $100 invested on 3/31/01 in stock or index-including reinvestment of dividends.
Fiscal year ending March 31.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

XII.      OTHER MATTERS
       On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited (“Bristow Aviation”), a U.K. corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial & Services Limited (“CIS”), and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owners of 1,752,754 shares of our Common Stock. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of our Common Stock or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, CIS will have the right to designate two persons for nomination to our Board of Directors and to replace any directors so nominated. Pursuant to the Master Agreement, CIS designated Peter N. Buckley and Jonathan H. Cartwright for nomination to our Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman of the Board of Directors and Mr. Cartwright is the Financial Director of Caledonia Investments, plc (“Caledonia”), which was then the holder of all the outstanding stock of CIS. On December 4, 2002, CIS: (i) sold Caledonia all its holdings of our Common Stock and our 6% Convertible Subordinated Notes (the “6% Notes”) and (ii) transferred to Caledonia all of its rights and obligations under the Master Agreement and related documents. On July 29, 2003, we redeemed the 6% Notes with a portion of the proceeds from our sale of $230.0 million principal amount of 6 1/8 % Senior Notes due 2013. This reduced the amount of our Common Stock beneficially owned by Caledonia to 1,300,000 shares (see “Security Ownership of Certain Beneficial Owners and Management”).
      The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to our Board of Directors and are, in our view, fair and reasonable to the Company.
      In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/ Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/ Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.
      In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $144.0 million) in principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. With our agreement, no interest payments have been made through March 31, 2006.
      In January 1998, we loaned £50.0 million (approximately $84.0 million) to Bristow Aviation to refinance certain of its indebtedness. The loan matures on January 15, 2008 and bears interest at an annual rate of 8.335%. In December 2002, Bristow Aviation advanced to us $10.0 million under a demand note that bears interest at an annual rate of 8.335%. In March 2004, Bristow Aviation advanced to us $11.4 million under a demand note. This amount was repaid to Bristow Aviation in June 2004. In December 2005, Bristow Aviation advanced to us $15 million under a demand note that bears interest at an annual rate of 8.335%.
      During fiscal 2004, 2005 and 2006, we leased approximately 24, 27 and 27 aircraft, respectively, to Bristow Aviation and received total lease payments of approximately $15.5 million, $17.7 million and $19.8 million, respectively. During fiscal 2004, 2005 and 2006, Bristow Aviation leased approximately five, four and four aircraft, respectively, to us, and we paid total lease payments of $3.0 million, $2.4 million and $3.2 million respectively.
      The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

      In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the shareholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding shareholders, including the Company. The result of these changes will be to reduce the cost of the guaranteed return to the other shareholders by $2.3 million on an annual basis.
      Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal 2006, the amount paid to Caledonia was £72,141 ($128,887) representing the amount due from January 1, 2005 to December 31, 2005. Subsequent to March 31, 2006, the Company has paid to Caledonia £16,858 ($29,655) representing the amount due from January 1, 2006 to March 31, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the Securities and Exchange Commission and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for the fiscal year ended March 31, 2006, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 2006 except that one Form 3 was filed late by Elizabeth D. Brumley, one Form 4 was filed late by Stephen J. Cannon with respect to one grant of options for shares of common stock, one Form 4 was filed late by Michael R. Suldo with respect to one grant of certain options for shares of common stock and one Form 4 was filed late by Michael R. Suldo with respect to one disposal of certain of Mr. Suldo’s shares by his 401(k) plan administrator, and one form 4 was filed late by Perry L. Elders with respect to one grant of options for shares of common stock.
Items of Business to Be Acted Upon at the Meeting

Item 1.	ELECTION OF DIRECTORS
      The Board of Directors recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Charles F. Bolden, Jr.

•	Peter N. Buckley

•	Stephen J. Cannon

•	Jonathan H. Cartwright

•	William E. Chiles

•	Michael A. Flick

•	Thomas C. Knudson

•	Ken C. Tamblyn

•	Robert W. Waldrup
Biographical information for these nominees can be found on pages 7, 8 and 9 of this proxy statement.

Item 2.	APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITOR
      The Board of Directors recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.
VOTING OF THE PROXY
      SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE PROPOSAL TO APPROVE AND RATIFY THE COMPANY’S INDEPENDENT AUDITORS.
General
      The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.
Householding
      The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600.
      Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Any such request should be directed to Secretary, Bristow Group Inc., 2000 W. Sam Houston Pkwy. S., Suite 1700, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 26, 2006, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.

By Order of the Board of Directors

Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary
July 7, 2006

APPENDIX A
Bristow Group Inc.
Standards for Independent Directors
      A director shall qualify as independent if the Board of Directors, based on all relevant facts and circumstances and the standards adopted by the Board of Directors, affirmatively determines that the director has no material relationship with Bristow Group Inc. (“Bristow Group”) either directly or as a partner, stockholder or officer of an organization that has a relationship with Bristow Group.
      The Board of Directors adopts the following categorical standards to assist it in making its determination of independence.

(1) A director may be found to be independent even if the director owns a significant amount of Bristow Group stock.

(2) A director who is an employee, or whose immediate family member is an executive officer, of Bristow Group shall not be considered to be independent until three years after the end of such employment.

(3) A director who receives, or whose immediate family member receives, more than $100,000 per fiscal year in direct compensation from Bristow Group, other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service, shall not be considered independent until three years after he or she ceases to receive more than $100,000 per fiscal year in such compensation.

(a) Compensation received by a director for former service as an interim Chairman or Chief Executive Officer is not to be considered in determining independence under this test.

(b) Compensation received by an immediate family member of a director for service as a non-executive employee of Bristow Group is not to be considered in determining independence under this test.

(c) Payments to directors as reimbursement of travel expenses related to Bristow Group’s business and dividends received on Bristow Group stock shall not be considered compensation to the director.

(4) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a current or former internal or external auditor of Bristow Group shall not be considered independent until three years after the end of the affiliation or the employment or auditing relationship.

(5) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the present executive officers of Bristow Group serves on that other company’s compensation committee shall not be considered independent until three years after the end of such service or the employment relationship.

(6) A director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Bristow Group of property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, shall not be considered independent until three fiscal years after falling below such threshold.

(a) In applying the above standard, both the payments and the consolidated revenues measured shall be those reported in the last completed fiscal year.

A-1

(b) In applying the above standard, only the financial relationship between Bristow Group and the current employer of the director or the immediate family member will be considered; no former employer of either the director or the immediate family member will be considered.

(c) In applying the above standard, a charitable organization shall not be considered a “company”.

(7) A director may be found independent if charitable contributions are made by Bristow Group to any organization in which such director serves as an executive officer if, within the preceding three fiscal years, contributions in any single fiscal year did not exceed the greater of $1 million or 2% of such other organization’s consolidated gross income.
      For purposes of the above standards, the following definitions shall apply:

•	An “immediate family member” includes the person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone, other than domestic employees, who share such person’s home but does not include individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated.

•	A “company” includes any parent or subsidiary in a consolidated group with the company.

•	“Bristow Group” includes Bristow Group Inc. and any direct or indirect subsidiary.

A-2

PROXY
BRISTOW GROUP INC.
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints William E. Chiles and Randall A. Stafford, and each of them , proxies with power of substitution to vote and act for the Undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westchase Marriott Hotel,Houston, Texas, on Monday, August 3, 2006, at 10:00 a.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The Board of Directors of the Company’s recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, and FOR approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

				FOR	AGAINST	ABSTAIN
1) Election of the following nominees as Directors:		2)	Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.	☐	☐	☐
FOR	WITHHOLD
all nominees	for all nominees
☐	☐

Withhold for the following only: (Write the name(s) of the nominee(s) below)

01 Thomas N. Amonett, 02 Charles F. Bolden, Jr. 03 Peter N. Buckley, 04 Stephen J. Cannon,
05 Jonathan H. Cartwright, 06 William E. Chiles, 07 Michael A. Flick, 08 Thomas C. Knudson,
09 Ken C. Tamblyn, and 10 Robert W. Waldrup.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Company’s annual report for the year ended March 31, 2006 and hereby revokes any proxy or proxies heretofore given.

Dated:

Signature

Signature

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each joint stockholder named should sign.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/brs Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.		1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
	OR		OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.